Exhibit (c)(viii)
SUGARCANE\Presentations\2010-05-16 Revised Board Book\04 2010-05-16 Revised Board Presentation.doc gbertail 20 May 2010 13:10 1/37 Project SUGARCANE Presentation to the Board of George 16-May-2010

SUGARCANE\Presentations\2010-05-16 Revised Board Book\04 2010-05-16 Revised Board Presentation.doc gbertail 20 May 2010 13:10 2/37 Disclaimer Goldman Sachs International (“GSI”) has prepared and provided these materials and GSI’s related presentation (the “Confidential Information”) solely for the information and assistance of the Board of Directors (the “Board”) of George (the “Company”) in connection with its consideration of the matters referred to herein. Without GSI’s prior written consent, the Confidential Information may not be circulated or referred to publicly, disclosed to or relied upon by any other person, or used or relied upon for any other purpose. Notwithstanding anything hereinto the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without GSI imposing any limitation of any kind. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the hand, and GSI, on the other hand. GSI and its affiliates are engaged in investment banking, commercial banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, GSI and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction for their own account and for the accounts of their customers. The Confidential Information has been prepared and based on information obtained by GSI from publicly available sources, the Company’s management and/or other sources. In preparing the Confidential Information, GSI has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by GSI, and GSI does not assume any liability for any such information. GSI does not provide accounting, tax, legal or regulatory advice. GSI’s role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and GSI does not assume responsibility if future results are materially different from those forecast. GSI has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any other person and has no obligation to evaluate the solvency of the Company or any person under any law. The analyses in the Confidential Information are not appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to GSI as of, the date of such Confidential Information and GSI assumes no responsibility for updating or revising the Confidential Information.

SUGARCANE\Presentations\2010-05-16 Revised Board Book\04 2010-05-16 Revised Board Presentation.doc gbertail 20 May 2010 13:10 1/37 Table of Contents I. Summary Overview II. Financial Analysis A. George B. Melvin III. Pro Forma Analysis Appendix A: Melvin Dividend Forecasts Appendix B: Melvin Pro Forma Capital Impact Analysis Appendix C: Cost of Equity Calculation

SUGARCANE\Presentations\2010-05-16 Revised Board Book\04 2010-05-16 Revised Board Presentation.doc gbertail 20 May 2010 13:10 1/37 I. Summary Overview Summary Overview 1

Goldman Sachs

Consideration Summary

Price and Form of Consideration for George Securities

Securities	Beneficiaries	Number	Consideration Offered	$m
Principal Group Shares of Common Stock	■ Emmanuel Roman, Pierre Lagrange, their affiliated entities and trusts, and two equity participation limited partnerships (Sage Summit LP and Lavender Heights Capital LP), except with respect to shares into which convertible notes are converted and shares acquired in open market purchases	90,995,933	1.0856 Melvin shares per George share subject to cap of $4.25 at closing	318.5[1]
Principal Group Exchangeable Shares	■ Noam Gottesman and his affiliated trust	To be converted into 58,904,993 shares of George common stock	1.0856 Melvin shares per George share subject to cap of $4.25 at closing	206.2[1]
Other Shares of Common Stock	■ All other George shareholders (other than Melvin and its affiliates), as well as Noam Gottesman and Emmanuel Roman with respect to shares acquired in open market purchases	160,247,036	$4.50 per George share in cash	721.1
Total Consideration to Holders of Shares of Common Stock and Exchangeable Shares		310,147,962		1,245.8
Convertible Notes	■ Convertible note holders (including Noam Gottesman, Emmanuel Roman and Pierre Lagrange whose affiliates hold 13%[2] out of the total $228.5m[3] outstanding)	To be converted into 66,127,342[4] shares of George common stock	$4.50 per George share in cash	297.6[4]
Aggregate Consideration		376,275,304		1,543.3
Warrants	■ Private and institutional investors ■ George's founders ■ Certain affiliates of George	54,484,677	$0.129 per warrant	7.0
Outstanding Debt (Excluding Convertible Notes)	■ Banks		To be refinanced[5]	302.7[3]

[1] *Based on the Melvin share closing price (£2.215) and USD to GBP exchange rate (USD/GBP 1.45555) of May 14.*
[2] *Based on February 19 Schedule 13Ds for Gottesman, Roman and Lagrange.*
[3] *Based on March 31 Form 10-Q.*
[4] *Based on George estimates.*
[5] *Confirmed by Melvin on due diligence calls.*

Summary Overview 2

Valuation Overview Transaction Multiples and Premiums of Aggregate Consideration ($ in millions) 12 Transaction Terms Consideration to Equity Holders 1,246 Consideration to Convertible Bond Holders 298 Aggregate Consideration 1,543 Enterprise Value [1] 1,659 Premium to Market Capitalisation 25-Mar-2010 Close [2] 827 51% LTM High 1,395 (11)% LTM Low 798 56% Current 903 38% Enterprise Value Multiple of Assets Under Management 23,668 7.0% LTM Revenue (Non GAAP) 303 5.5 x LTM EBITDA (Non GAAP) (5) NM 2010E EBITDA 84 19.8 x 2011E EBITDA 158 10.5 x Aggregate Consideration Multiple of 2010E Net Income (As Converted) 68 22.6 x 2011E Net Income (As Converted) 108 14.3 x 1 Net of $7.0m cash use to fund self tender of warrants at 12.9 cents per warrant pre closing pursuant to the Agreement. 2 Day prior to market rumours about a potential acquisition of George by Melvin. Summary Overview 3

II. Financial Analysis Financial Analysis 4

Historical Share Price Development Since George’s Merger1234 Performance (%) George Merger1 LTM 3M 6M YTD 16 George (79)% (19)% 8% 2% (10)% Melvin (61)% (3)% 1% (40)% (28)% 14 European Alt. AM (35)% 17% 3% (20)% (7)% North America Alt. AM (67)% 24% 14% 17% 8% ) UK Trad. AM (16)% 45% 23% 6% 6% $ ( George 12 (16)% for 10 Price (35)% 8 Closing 6 to (61)% Rebased 4 (67)% (79)% 2 0 Nov-2007 Apr-2008 Sep-2008 Feb-2009 Jul-2009 Dec-2009 May-2010 George Melvin UK Trad. AM4 North America Alt. AM [3] European Alt. AM [2] Source: Bloomberg as of 14-May-2010 Note: Market capitalisation weighted indices 1 Since close of 02-Nov-2007 for “George merger” (reverse acquisition transaction with Freedom Acquisition Holdings). 2 Includes Ashmore, BlueBay, Gartmore and Gottex. 3 Includes Och-Ziff, Fortress and Sprott. 4 Includes Schroders, Aberdeen and Henderson. Financial Analysis 5

Historical Exchange Ratio Development Since George’s Merger Exchange Rate USD/GBP 1.456 1.70x Average Exchange Ratio Since Average Share Price G. Merger 2Y 1Y 6M 3M YTD Current George IPO L12M 6M 3M YTD Current 1.60x 0.84x 0.76x 0.77x 0.73x 0.81x 0.78x 0.90x Melvin (£) 3.70 2.79 2.71 2.43 2.52 2.22 Melvin ($) 6.60 4.48 4.28 3.70 3.90 3.22 George ($) 5.76 3.39 3.04 2.99 3.02 2.91 1.50x Apr-2008 George announces resignation 1.40x of portfolio manager Greg May-2009 Coffey (responsible for George reports positive Q1 1.30x managing $7.0bn of funds) results and announces amendment of Credit Agreement 1.20x and issuance of Convertible bond Oct-2009 1.10x Galleon insider trading probe 1.00x 0.90x 0.90x 0.80x Average: 0.84x 0.70x 0.60x 0.50x 0.40x Nov-2007 Apr-2008 Sep-2008 Feb-2009 Jul-2009 Dec-2009 May-2010 Source: Bloomberg as of 14-May-2010 Financial Analysis 6

A. George Financial Analysis 7

SUGARCANE\Presentations\2010-05-16 Revised Board Book\04 2010-05-16 Revised Board Presentation.doc gbertail 20 May 2010 13:10 8/37 Market Prices: Share Price Performance Last 12 Months1234 George Average Share Price 1M 3M 6M 12M Prior to 14-May ($3.02)1 3.21 3.00 3.04 3.40 Prior to 26-Mar ($2.68)1 2.81 2.96 3.09 3.34 George Minimum Share Price 26-Mar-2010 1M 3M 6M 12M Prior to 14-May ($3.02)1 2.72 2.65 2.65 2.58 Melvin reported to be in talk Prior to 26-Mar ($2.68)1 2.65 2.65 2.58 2.28 with SAC, George on George Maximum Share Price potential acquisition 1M 3M 6M 12M ) 5.8 Prior to 14-May ($3.02)1 3.52 3.52 3.52 4.52 $ ( Prior to 26-Mar ($2.68)1 2.99 3.47 4.23 4.52 45% George 5.1 24% 4.5 Price for 17% 3.8 (3)% Closing 3.1 (19)% to Rebased 2.5 1.8 May-2009 Jul-2009 Sep-2009 Nov-2009 Jan-2010 Mar-2010 May-2010 George Melvin UK Trad. AM4 North America Alt. AM [3] European Alt. AM [2] Source: Bloomberg as of 14-May-2010 Note: Market capitalisation weighted indices 1 Share price for George as of 13-May-2010 and 25-Mar-2010. 2 Includes Ashmore, BlueBay, Gartmore and Gottex. 3 Includes Sprott, Och-Ziff and Fortress. 4 Includes Schroders, Aberdeen and Henderson. Financial Analysis 8

SUGARCANE\Presentations\2010-05-16 Revised Board Book\04 2010-05-16 Revised Board Presentation.doc gbertail 20 May 2010 13:10 9/37 Market Prices: Historical Valuation Metrics 1 Year Forward P/E Evolution 18x 16x 14x 14.2 x 12.9 x 12x Multiple NTM P/E 10x 8x 6x 4x 2x May-2008 Nov-2008 May-2009 Nov-2009 May-2010 George 1 Year Average Source: Bloomberg as of 14-May-2010 Financial Analysis 9

2 George Detailed Enterprise Value Calculation $m 25-Mar-2010 14-May-2010 Total Number of Shares Outstanding (m) 309 310 ow/ Common Shares Outstanding 250 251 ow/ FA Sub 2 Limited Exchangeable Shares 59 59 Share Price ($) 2.68 2.91 Market Capitalisation 827 903 Convertible Notes 229 229 Warrants (In the Money Value) 0 0 Equity Value 1,055 1,131 Net Debt 41 109 ow/ Cash (264) (194) ow/ Revolving Credit Facility 12 12 ow/ Loan Payable 293 290 Enterprise Value 1,097 1,240 Financial Analysis 10

2 Equity Research Analysts Projections George is covered by three equity analysts: Barclays, KBW and Credit Suisse Barclays (19-Feb-2010) KBW (19-Feb-2010) CS (06-May-2010) Average $m 2010 2011 2010 2011 2010 2011 2010 2011 Revenues 411 555 378 494 429 558 406 536 Expenses (316) (404) (287) (317) (363) (413) (322) (378) Cost/Income Ratio 77% 73% 76% 64% 85% 74% 79% 71% EBITDA 95 152 91 177 66 145 84 158 Net Income 66 112 64 132 49 103 60 116 Fully Diluted EPS 0.20 0.30 0.20 0.38 0.13 0.28 0.18 0.32 Source: Research reports Financial Analysis 11

SUGARCANE\Presentations\2010-05-16 Revised Board Book\04 2010-05-16 Revised Board Presentation.doc gbertail 20 May 2010 13:10 12/37 2 George Income Statement Management Projections $m 2010 2011 Revenues 406 536 Expenses (322) (378) Cost/Income Ratio 79% 71% EBITDA 84 158 D&A (4) (5) Interest Expense (14) (21) ow/ Convertible Interest Expense (11) (11) Profit Before Tax 66 133 Tax Expense (6) (33) Net Income 60 100 Net Income (As Converted) 68 108 Basic Number of Shares 310.1 310.1 Basic EPS 0.19 0.32 FD Number of Shares (As Converted) 371.6 371.6 FD EPS (As Converted) 0.18 0.29 Source: Management projections Note: Increase in interest expense in 2011 reflects expectations of higher interest rate on floating debt Financial Analysis 12

Goldman Sachs

2 Public Market Multiples – Public Market Multiples of Selected Companies

Selected Traditional and Alternative Asset Managers

Company	Equity Market Cap ($m)	Closing Price 14-May-2010	Calendarized P / E Multiples 2010E	2011E	Enterprise Value AUM	Enterprise Value EBITDA 2010E	2011E	Div. Yield 2010
European Alternative AM								
Melvin	$ 5,521	$ 3.22	11.2 x	7.7 x	8.4 %	5.1 x	3.9 x	13.7 %
Ashmore	2,674	3.77	14.4	12.9	7.2	8.9	8.0	4.8
BlueBay	998	5.02	14.0	10.6	2.4	8.7	6.9	4.7
Gartmore	644	2.09	7.7	6.5	2.4	6.2	5.4	2.5
Gottex	205	6.72	16.6	8.0	2.2	11.9	6.6	2.4
Average			12.8	9.1	4.5	8.2	6.2	5.6
North American Alternative AM								
Och-Ziff	$ 5,895	$ 16.34	11.3 x	9.6 x	24.9 %	9.4 x	7.2 x	6.9 %
Fortress	2,100	4.63	9.1	6.6	6.3	11.0	9.4	NA
Sprott	597	3.96	13.2	10.8	12.9	8.3	7.1	3.2
Average			11.2	9.0	14.7	9.6	7.9	5.0
UK Traditional AM								
Schroders	$ 5,483	$ 20.22	16.7 x	14.0 x	1.4 %	7.3 x	6.0 x	2.4 %
Aberdeen	2,210	2.00	11.0	9.5	1.1	9.6	8.0	5.0
Henderson	1,703	2.08	14.4	12.8	2.1	11.4	10.0	4.5
Average			14.0	12.1	1.5	9.5	8.0	4.0
George (Broker Average - Undisturbed)	$ 1,055	$ 2.68	15.3 x	8.4 x	4.6 %	13.1 x	6.9 x	
George (As Converted - Undisturbed)	$ 1,055	$ 2.68	14.6 x	9.2 x	4.6 %	13.1 x	6.9 x	
George (As Converted - 14-May-10)	$ 1,131	$ 2.91	15.8 x	10.0 x	5.2 %	14.8 x	7.8 x	

Source: Bloomberg, IBES as of 14-May-2010

Note: FX rate used for conversion are as of 14-May-2010. USD/GBP 1.456. George undisturbed price represents 25-Mar-2010 closing price

Financial Analysis 13

3 Discounted Future Value Analysis — George Based on P/E Multiple Discounted Future Value Analysis1 Sensitivity Analysis Median U.S. Alt. AM P/E Multiple $1,234 Discounted 12/31/10 Value Median Alt. AM P/E Multiple P/E Multiple $1,138 U.S. Median Alt. Median $1,138 11.3 x 12.3 x 10.0% $1,151 $1,248 12/31/10 12/31/10 Discount Forward Year Net Income (as converted)[2] $108 12.0 1,138 1,234 Rate Forward P/E Multiple Median U.S. Alt. Asset Managers 11.3 x Median Alt. Asset Managers 12.3 14.0 1,125 1,220 Implied Future Value Median U.S. Alt. Asset Managers $1,222 Median Alt. Asset Managers 1,325 Discounted Future Value @ 12.0% Discount Rate Median U.S. Alt. Asset Managers $1,138 Median Alt. Asset Managers 1,234 1 Discounted to 14-May-10 at a 12.0% discount rate. 2 Figure excludes interest expense associated with convertible debt. Financial Analysis 14

4 George: Analysts’ Target Prices Current Share Price: $2.91 Broker Recommendations 6M Ago Today Buy Buy 33% 33% Hold Hold 67% 67% Target Prices ($) 6M Ago Today Upside vs. Upside vs. Broker Date Target Trading Price Broker Date Target Trading Price CS 06-Aug-2009 4.0 50.4% KBW 07-May-2010 4.0 37.5% KBW 06-Nov-2009 3.5 31.6% CS 07-May-2010 4.0 37.5% BarCap 06-Nov-2009 4.0 50.4% BarCap 07-May-2010 3.0 3.1% Median 4.0 50.4% Median 4.0 37.5% Average 3.8 44.1% Average 3.7 26.0% Source: Datastream as of 14-May-2010 Financial Analysis 15

Goldman Sachs

5 Recent M&A Activity

Control Transactions in Traditional and Alternative Asset Management

($ in millions, except where otherwise noted)

Date/ Month	Acquirer	Target	Upfront Consideration	Upfront Consideration Plus PV of Full Cont. Pmnt.[1]	Stake Acquired (%)	AuM ($bn)	Transaction Multiples: LTM EBITDA Upfront	LTM EBITDA Upfront + PV	Run Rate EBITDA Upfront	Run Rate EBITDA Upfront + PV	AUM (%) Upfront	AUM (%) Upfront + PV
Apr-10	F&C Investments	Thames River Capital	$82	–	100 %	$ 6.4	–	–	–	–	1.3 %	–
Feb-10	AMG	Pantheon	700	$ 908	85	22.0	–	–	8.8 x	11.4 x	3.7	4.9 %
Jan-10	Aberdeen	RBS A.M.	135	–	100	21.6	8.7x[2]	–	–	–	0.6	–
Oct-09	Invesco	MS Retail AM (Van Kampen)	1,500	–	100	118.7	–	–	7.7	–	1.3	–
Sep-09	Ameriprise	Columbia Management	1,000	–	100	166.7	–	–	7.0	–	0.6	–
Aug-09	Macquarie	Delaware Investments	428	–	100	125.0	–	–	–	–	0.3	–
Jun-09	BlackRock	BGI	13,500	–	100	1,495.0	7.4	–	–	–	0.9	–
Jan-09	Henderson Group	New Star	165	–	100	14.3	2.2[3]	–	–	–	1.2	–
Dec-08	Aberdeen	CSG-fund Mgmt.	360	–	100	57.8	2.8	–	–	–	0.6	–
Jan-08	Blackstone	GSO	620	855	100	8.0	–	–	–	–	7.8	10.7
Jul-07	HFA	Lighthouse	661	–	100	7.3	–	–	11.3[4]	–	9.1	–
Jun-07	BlackRock	Quellos	750	1,569	100	17.4	5.0	10.5 x	–	–	4.3	9.0
Jun-07	Madison Dearborn	Nuveen	6,302	–	100	165.8	18.0	–	16.5	–	3.8	–
Apr-07	Citigroup	Old Lane	800		100	4.5	–	–	–	–	17.8	–
Feb-07	Great-West	Putnam	3,900	–	100	195.0	12.9	–	–	–	2.0	–
Feb-06	BlackRock	ML Asset Management	9,487	–	100	527.1	15.3	–	–	–	1.8	–
Dec-05	Bank of Ireland	Guggenheim	184	–	72	2.8	–	–	–	–	9.2	–
Nov-05	Legg Mason	Permal	800	1,240[5]	80	19.3	–	–	–	–	5.2	6.4
Jun-05	Legg Mason	Citigroup	3,700	–	100	462.5	9.3	–	8.0	–	0.8	–

Note: Represents selected control transactions with available public data. RBS A.M consideration converted at USD/GBP of 1.5959 as of 08-Jan-10; Lighthouse consideration converted at USD/AUD of 0.91 as of 31-Oct-07.

[1] *Upfront Consideration Plus PV of Full Contingent Payment calculated assumes full notional contingent payment discounted to transaction date at 10% annual discount rate.*

[2] *Based on operating profit for twelve months to 30-Sep-2009.*

[3] *Based on estimated marginal cost income ratio for the business acquired following the integration, as indicated by the acquirer.*

[4] *NTM multiple per HFA investor presentation.*

[5] *Represents consideration for 100% stake.*

Financial Analysis 16

SUGARCANE\Presentations\2010-05-16 Revised Board Book\04 2010-05-16 Revised Board Presentation.doc gbertail 20 May 2010 13:10 17/37 B. Melvin Financial Analysis 17

Market Prices: Share Price Performance Last 12 Months1234 Melvin Average Share Price 1M 3M 6M 12M 26-Mar-2010 Prior to 14-May (GBP2.30)1 2.45 2.44 2.71 2.78 Prior to 26-Mar (GBP2.51)1 2.38 2.64 2.95 2.77 Melvin Reported to be in talk with SAC, George on Melvin Minimum Share Price potential acquisition 1M 3M 6M 12M Prior to 14-May (GBP2.30)1 2.10 2.10 2.10 2.10 Prior to 26-Mar (GBP2.51)1 2.18 2.15 2.15 1.99 Melvin Maximum Share Price (GBP) 1M 3M 6M 12M 3.7 Prior to 14-May (GBP2.30)1 2.71 2.72 3.71 3.71 Prior to 26-Mar (GBP2.51)1 2.52 3.27 3.71 3.71 45% Melvin 3.3 24% for 2.9 17% Price 2.4 (3)% Closing 2.0 (19)% to 1.6 Rebased 1.2 May-2009 Jul-2009 Sep-2009 Nov-2009 Jan-2010 Mar-2010 May-2010 Melvin George UK Trad. AM4 North America Alt. AM [3] European Alt. AM [2] Source: Bloomberg as of 14-May-2010 Note: Market capitalisation weighted indices 1 Share price for Melvin as of 25-Mar-2010 and 13-May-2010. 2 Includes Ashmore, BlueBay, Gartmore and Gottex. 3 Includes Sprott, Och-Ziff and Fortress. 4 Includes Schroders, Aberdeen and Henderson. Financial Analysis 18

Market Prices: Historical Valuation Metrics 1 Year Forward EV/EBITDA 1 Year Forward P/E 10x 16x 14x 8x 12x 11.7 x Multiple Multiple 6x 6.0 10x 10.1 x EBITDA 4.5 x 8x NTM 4x NTM P/E 6x 2x 4x 0x 2x May-2008 Nov-2008 May-2009 Nov-2009 May-2010 May-2008 Nov-2008 May-2009 Nov-2009 May-2010 Melvin 1 Year Average Melvin 1 Year Average Source: Bloomberg as of 14-May-2010 Financial Analysis 19

2 Melvin Detailed Enterprise Value Calculation As of 31-Mar-2010 $m Total Number of Shares Outstanding (m) 1,712 ow/ Common 1,712 Share Price ($) 3.22 Market Capitalisation 5,511 Net Debt (1,440) ow/ Cash (3,229) ow/ Bank Loans & Overdrafts 55 ow/ Fixed Rate Notes 1,034 ow/ Euro Bond 0 ow/ Floating Rate Notes 400 ow/ Hybrid 300 Minority Interests 0 Associates (815) ow/ BlueCrest (720) ow/ Ore Hill (53) Other (42) Enterprise Value 3,256 Note: Market prices as of 14-May-2010 Financial Analysis 20

2 Public Market Multiples — Public Market Multiples of Selected Companies Selected Traditional and Alternative Asset Managers Equity Closing Calendarized Enterprise Value Div. Market Price P / E Multiples EBITDA Yield Company Cap ($m) 14-May-2010 2010E 2011E AUM 2010E 2011E 2010 European Alternative AM Ashmore $2,674 $3.77 14.4 x 12.9 x 7.2% 8.9 x 8.0 x 4.8% BlueBay 998 5.02 14.0 10.6 2.4 8.7 6.9 4.7 Gartmore 644 2.09 7.7 6.5 2.4 6.2 5.4 2.5 Gottex 205 6.72 16.6 8.0 2.2 11.9 6.6 2.4 Average 13.2 9.5 3.6 8.9 6.7 3.6 North American Alternative AM Och-Ziff $5,895 $16.34 11.3 x 9.6 x 24.9% 9.4 x 7.2 x 6.9% Fortress 2,100 4.63 9.1 6.6 6.3 11.0 9.4 NA George 1,131 2.91 15.8 10.0 5.2 14.8 7.8 Sprott 597 3.96 13.2 10.8 12.9 8.3 7.1 3.2 Average 12.4 9.3 12.4 10.9 7.9 5.0 UK Traditional AM Schroders $5,483 $20.22 16.7 x 14.0 x 1.4% 7.3 x 6.0 x 2.4% Aberdeen 2,210 2.00 11.0 9.5 1.1 9.6 8.0 5.0 Henderson 1,703 2.08 14.4 12.8 2.1 11.4 10.0 4.5 Average 14.0 12.1 1.5 9.5 8.0 4.0 Melvin $5,521 $3.22 11.2 x 7.7 x 8.4% 5.1 x 3.9 x 13.7% Source: Bloomberg, IBES as of 14-May-2010 Note: FX rate used for conversion are as of 14-May-2010: USD/GBP 1.456 Financial Analysis 21

SUGARCANE\Presentations\2010-05-16 Revised Board Book\04 2010-05-16 Revised Board Presentation.doc gbertail 20 May 2010 13:10 22/37 2 Public Market Multiples: Implied Multiples at Different Values Fiscal Year-End 31-Dec Value per Share ($) 2.90 3.06 3.22 3.38 3.54 3.70 3.86 Premium vs. Current (10)% (5)% 0% 5% 10% 15% 20% Total Number of Shares 1712 1712 1,712 1,712 1,712 1,712 1,712 Equity Value 4,960 5,235 5,511 5,787 6,062 6,338 6,613 Enterprise Value 2,705 2,981 3,256 3,532 3,807 4,083 4,358 Base ($m) P/E Multiples 2010E 491 10.1 x 10.7 x 11.2 x 11.8 x 12.3 x 12.9 x 13.5 x 2011E 717 6.9 7.3 7.7 8.1 8.5 8.8 9.2 EV/EBITDA Multiples 2010E 643 4.2 4.6 5.1 5.5 5.9 6.4 6.8 2011E 834 3.2 x 3.6 x 3.9 x 4.2 x 4.6 x 4.9 x 5.2 x EV/AuM Multiples Latest Reported 39,100 6.9% 7.6% 8.3% 9.0% 9.7% 10.4% 11.1% Note: Market data as of 14-May-2010 Financial Analysis 22

3 Present Value of Future Share Price Analysis — Melvin Based on P/E Multiple Calendarised to 31-Dec Fiscal Year End Present Value of Future Share Price Analysis1 Sensitivity Analysis Median Eur. Alt. AM P/E Multiple $3.22 Current Stock Price Median Alt. AM P/E Multiple Present Value of 12/31/10 Stock Price Current P/E Multiple $5.32 $5.09 $4.19 P/E Multiple Eur. Median Alt. Median Current $5.32 14.2 x 13.6 x 11.2 x 9.0% $5.38 $5.15 $4.24 12/31/10 12/31/10 Discount 11.0 5.32 5.09 4.19 Forward Year EPS (IBES) $0.40 Rate Forward P/E Multiple Median Eur. Alt. Asset Managers 14.2 x Median Alt. Asset Managers 13.6 13.0 5.26 5.04 4.15 Current 11.2 Implied Share Price Median Eur. Alt. Asset Managers $5.68 Median Alt. Asset Managers 5.44 Current 4.48 Present Value of Share Price @ 11.0% Discount Rate Median Eur. Alt. Asset Managers $5.32 Median Alt. Asset Managers 5.09 Current 4.19 1 Discounted to 14-May-10 at a 11.0% discount rate. Financial Analysis 23

SUGARCANE\Presentations\2010-05-16 Revised Board Book\04 2010-05-16 Revised Board Presentation.doc gbertail 20 May 2010 13:10 24/37 4 Melvin: Analysts’ Target Prices Current Share Price: £2.22 / $3.22 Target Prices Analysts’ Recommendations Target Price % vs. Current Today Broker Date£ $ Share Price Sell 6% BofA-ML 25-Mar-2010 3.65 5.44 69% Buy Charles Stanley 18-Nov-2009 3.12 4.65 45% 48% Citi 07-May-2010 3.24 4.84 50% CS 26-Mar-2010 2.68 4.00 24% Evolution 26-Mar-2010 3.34 4.99 55% Hold HSBC 04-May-2010 3.39 5.06 57% 47% KBW 25-Mar-2010 2.43 3.63 13% Macquari 09-Apr-2010 3.49 5.21 62% 6M Ago Morgan Stanley 06-May-2010 2.63 3.93 22% Sell 6% Nomura 08-Apr-2010 3.04 4.53 41% Buy Numis 22-Apr-2010 2.89 4.31 34% 48% Shore 25-Mar-2010 1.93 2.88 (10)% Singer 31-Mar-2010 3.85 5.74 78% Median 3.12 4.65 45% Hold Mean 3.05 4.55 42% 47% Source: Datastream as of 14-May-2010 Note: USD to GBP exchange rate applied is 1.456 Financial Analysis 24

Goldman Sachs

4 Melvin Annotated Share Price

LTM Share Price Performance



27-Jan-2010 (Oriel Securities)
We continue to anticipate an unchanged dividend for FY10 of 44c given the large capital surplus of $1.6bn. This means that the shares are currently yielding 11%. However on the basis of an EPS for FY11 of only 32c, the sustainability of the dividend must be in question and there is a risk of re-basing.
17-Mar-2010 (Morgan Stanley)
Despite surplus capital, we expect a re-base and forecast $0.25 DPS FY11 (Cons $0.44). Surplus capital confers options and management has indicated interest in acquiring a 25-50% stake in an equity L/S manager to address capacity/content concerns which we could see as positive. However, accessing institutional names with capacity and a need to access Man's distribution strength will be tough, in our view.
26-Mar-2010
Melvin reported to be in talk with SAC, George on potential acquisition
12-Mar-2010 (Credit Suisse)
Given the weak earnings trends we have reduced our dividend per share forecast for the coming year to be line in with our EPS forecasts
Indexed Price
170%
160%
150%
140%
130%
120%
110%
100%
90%
80%
(3.4)%
May-2009
Aug-2009
Nov-2009
Feb-2010
May-2010
Melvin

Source: Datastream as of 14-May-2010

Dividend Analysis

	2010E	2011E	2012E
IBES EPS ($)	0.25	0.30	0.43
IBES Net Income ($m)	426	513	786
IBES DPS ($)	0.44	0.44	0.44
Implied Dividend ($m)	753	753	753
Payout Ratio	**176%**	**147%**	**102%**
Dividend Yield (%)	**13.6%**	**13.6%**	**13.6%**

Financial Analysis 25

SUGARCANE\Presentations\2010-05-16 Revised Board Book\04 2010-05-16 Revised Board Presentation.doc gbertail 20 May 2010 13:10 26/37 III. Pro Forma Analysis Pro Forma Analysis 26

Accretion / (Dilution) Analysis Assuming $50m Pre-tax Synergies Fiscal Year End 31-Mar 2011E $m Phased-in Synergies Fully Phased Synergies Combined Earnings (Pre Synergies) Melvin Net Income 513 513 George Net Income 70 70 Convertible Notes Interest Expense 9 9 Return on Excess Capital Consumed (15) (15) Pro Forma Net Income 576 576 Combined Earnings (Post Synergies) Pre-tax Synergies 50 50 Phasing 25% 100% Post-tax Synergies (Phased in) 10 40 Pro Forma Net Income 586 616 Pro Forma Number of Shares Melvin Total Shares Outstanding 1,712 1,712 Shares Issued 163 163 Pro Forma Number of Shares 1,875 1,875 Accretion / (Dilution) Pro Forma EPS (Pre Synergies) ($) 0.31 0.31 Current Melvin EPS ($) 0.30 0.30 EPS Accretion / (Dilution) (Pre Synergies) 2.5% 2.5% Pro Forma EPS (Post Synergies) ($) 0.31 0.33 Current Melvin EPS ($) 0.30 0.30 EPS Accretion / (Dilution) (Post Synergies) 4.3% 9.6% Pro Forma Analysis 27

Future Share Price Analysis — Pro Forma Based on P/E Multiple Future Share Price Analysis Blended Multiple Calculation Melvin P/E Mult. — ex. Synergies $3.22 Current Melvin Market Cap. Multiple Blended P/E Mult. — ex. Synergies Stock Price Melvin P/E Mult. — inc. Synergies $5.35 Melvin $5,511 11.2 x Blended P/E Mult — inc. Synergies $5.15 $5.06 George 903 15.8 $4.87 Blended $6,414 11.8 x 12/31/10 Value Creation Breakdown Present Value of Future Share Price1 12/31/10 PV of 12/31/10 Excl. Synergies Incl. Synergies Standalone Melvin Forward EPS (IBES) $0.40 Transaction EPS Acc / (Dil) w/o synergies 0.04 Stock Price Melvin Blended Melvin Blended Synergies EPS Acc / (Dil) 0.02 $4.56 11.2 x 11.8 x 11.2 x 11.8 x Pro Forma EPS $0.45 9.0% $4.61 $4.88 $4.79 $5.07 Melvin P/E Multiple 11.2 x Discount PF Stock Price w/o Multiple Expansion $5.06 11.0 4.56 4.83 4.74 5.01 Rate Multiple Expansion to Blended Multiple 11.8 x 13.0 4.51 4.77 4.69 4.96 PF Stock Price w/ Multiple Expansion $5.35 1 Discounted to 14-May-10. Pro Forma Analysis 28

Appendix A: Melvin Dividend Forecasts Melvin Dividend Forecasts 29

Melvin Dividend Forecast Dividend Per Share Individual Analyst Estimates ($) Broker Last Confirmed Date 2010E 2011E 2012E BAML 25-Mar-2010 0.44 0.44 0.44 Charles Stanley 18-Nov-2009 0.44 0.44 0.44 Citi 10-May-2010 0.44 0.44 0.44 Credit Suisse 13-May-2010 0.44 0.22 0.34 Evolution 25-Mar-2010 0.40 0.40 -HSBC 13-May-2010 0.44 0.44 0.44 KBW 25-Mar-2010 0.44 0.44 0.44 Macquarie 09-Apr-2010 0.44 0.44 0.44 Morgan Stanley 10-May-2010 0.44 0.25 0.33 Nomura 08-Apr-2010 0.44 0.44 0.46 Numis 12-May-2010 0.44 0.44 0.44 Oriel 14-Apr-2010 0.44 0.41 -Shore 25-Mar-2010 0.44 0.44 0.44 Singer 01-Apr-2010 0.40 0.40 0.40 Median 0.44 0.44 0.44 Note: 2009A dividend per share was $0.44. Melvin Dividend Forecasts 30

Appendix B: Melvin Pro Forma Capital Impact Analysis Melvin Pro Forma Capital Impact Analysis 31

Capital Impact Analysis As of 31-Mar-2010 Transaction Impacts $m Melvin George Share Issuance Goodwill Other PF 31-Mar-2010 Core Tier 1 Capital 2,107 68 525 (1,640) 992 Innovative Tier 1 Capital 300 0 300 Tier 1 Capital 2,407 68 1,292 Tier 2 Capital 400 12 400 Own Funds 2,807 79 1,692 Material Holdings Deductions (200) (0) (200) Total Capital 2,607 79 1,492 Capital Requirements 1,098 29 (150) 948 Solvency Ratio 237% 272% 157% Regulatory Surplus Capital 1,509 50 544 Net decrease of $150m in pro forma capital requirements include — $250m lower capital requirements due to the intention of Man not to call $400m FRN Tier II subordinated debt callable in September 2010 — $100m additional capital requirements Melvin Pro Forma Capital Impact Analysis 32

Appendix C: Cost of Equity Calculation Cost of Equity Calculation 33

$E—BNE—US—Standard Centerhead
Cost of Equity Calculation George Melvin U.S. Risk-Free Rate 4.16% U.K. Risk-Free Rate 4.30% Axioma Historical Equity Beta 0.82 Axioma Historical Equity Beta 1.20 U.S. Equity Risk Premium 6.67% U.K. Equity Risk Premium 5.44% U.S. Size Premium 1.73 Cost of Equity 11.37% Cost of Equity 10.82% Note: Market data as of 14-May-10. U.S. risk-free rate based on 20 Yr, 5 3/8% Feb 2031; U.K. risk-free rate based on benchmark 20 year Ds. Govt. Index. Cost of Equity Calculation 34